Worthington Industries Acquires General Tools & Instruments Company

Columbus, OH – February 1, 2021 - Worthington Industries, Inc. (NYSE: WOR) today announced the acquisition of General Tools & Instruments Company LLC (General Tools), a provider of over 1,200 feature-rich, specialized tools with well-established brands and a nearly 100-year history.  The acquisition broadens Worthington’s consumer products brands in niche tools and outdoor living. General Tools’ brands include General®, Garden-Weasel®, Pactool International® and Hawkeye™ and are focused in categories including environmental health & safety, precision measurement & layout, home repair & remodel, lawn & garden and specific purpose tools.

“The acquisition of General Tools expands our thriving consumer products portfolio, complementing our existing brands in niche tools and outdoor living with attractive end-markets,” said President and CEO Andy Rose.  “General Tools brings a strong history and a proven new product development process with demonstrated speed to market. Their team is outstanding, and this acquisition will deepen our expertise in consumer products and broaden our relationships with blue chip customers allowing us to deliver more products, innovation and value.”

Founded in 1922, General Tools is headquartered in Secaucus, N.J., with an additional location in Shanghai, China and employs approximately 60 people.  The tenured management team with expertise in managing a global supply chain will continue to run the business. The purchase price was approximately $115 million, subject to closing adjustments, funded with existing cash.  In calendar year 2020, General Tools generated net revenue of $68.2 million and adjusted EBITDA of $15.2 million.

About Worthington Industries

Worthington Industries (NYSE:WOR) is a leading industrial manufacturing company delivering innovative solutions to customers that span many industries including transportation, construction, industrial, agriculture, retail and energy. Worthington is North America’s premier value-added steel processor and producer of laser welded products; and a leading global supplier of pressure cylinders and accessories for applications such as fuel storage, water systems, outdoor living, tools and celebrations. The Company’s brands, primarily sold in retail stores, include Coleman®, Bernzomatic®, Balloon Time®, Mag Torch®, Well-X-Trol®, General®, Garden-Weasel®, Pactool International® and Hawkeye™. Worthington’s WAVE joint venture with Armstrong is the North American leader in innovative ceiling solutions.

Headquartered in Columbus, Ohio, Worthington operates 51 facilities in 15 states and seven countries, sells into over 90 countries and employs approximately 7,500 people. Founded in 1955, the Company follows a people-first philosophy with earning money for its shareholders as its first corporate goal. Relentlessly finding new ways to drive progress and practicing a shared commitment to transformation, Worthington makes better solutions possible for customers, employees, shareholders and communities.

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Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation

Worthington Industries

Feb. 1, 2021

Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission, including those related to COVID-19 and the various actions taken in connection therewith, which could also heighten other risks.

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